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                                                                     EXHIBIT 4.1


                            AMERICAN SOFTWARE, INC.
                            2001 STOCK OPTION PLAN


  American Software, Inc., a Georgia corporation (the "Company"), hereby establishes the American Software, Inc. 2001 Stock Option Plan (the "Plan"), effective as of May 16, 2000, the date on which this Plan was adopted by the Board of Directors of the Company. No Options shall be granted under this Plan until (a) it has been approved by the affirmative vote of shareholders holding a majority in voting power of the Common Stock of the Company or (b) September 1, 2000, whichever shall occur later (the "Commencement Date"). Options may not be granted under the Plan more than ten years after May 16, 2000.

  1. Purpose.  The purpose of the Plan is to attract and retain the best
     -------
available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business in order to serve the best interests of the Company. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, as such terms are hereinafter defined.

  2. Definitions.  The following terms, when used in the Plan with initial
     -----------
capital letters, will have the following meanings:

     (a) "Act" means the Securities Exchange Act of 1934 as in effect from time to time.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Change in Control" means the occurrence, prior to the expiration of an Option, of any of the following events:

          (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

          (ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such

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     corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

          (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Act) has become, after the effective date hereof, the direct or indirect beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company other than by gift or inheritance;

          (iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

          (v) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period; and provided further that this clause (v) shall not commence applicability until such time as at least five directors are serving concurrently on the Board, but shall apply thereafter regardless of the number of directors.

     Notwithstanding the foregoing provisions of clauses (iii) or (iv) above, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of clause
 (iii) or clause (iv) above solely because (1) the Company, (2) a Subsidiary, or
 (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
 Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 50% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof. For purposes of clauses (i), (ii) and (iii) above, for so long as the entity in question maintains two classes of common stock substantially as currently maintained by the Company, the phrase "combined voting power of the then-

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 outstanding Voting Stock" shall be calculated by allocating to each Class A
 Common Share one vote and by allocating to each Class B Common Share three votes.

     (d) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

     (e) "Commencement Date" shall mean May 1, 2001 or the date the shareholders of the Company approve the Plan, whichever occurs later.

     (f) "Committee" shall refer to either the Stock Option Committee or the Special Stock Option Committee.

     (g) "Common Stock" means the Class A Common Shares, $.10 par value, of the Company or any security into which Class A Common Shares may be changed by reason of any transaction or event of the type described in Section 9.

     (h) "Date of Grant" means the date specified by the Stock Option Committee or the Special Stock Option Committee, as applicable, on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such Committee takes action with respect thereto).

     (i) "Disability" means (i) with respect to a Grantee who is eligible to participate in the Company's program of long-term disability insurance, a condition with respect to which the Grantee is entitled to commence benefits under such program of long-term disability insurance, and (ii) with respect to all Grantees generally (including a Grantee who is eligible to participate in the Company's program of long-term disability insurance), a disability as determined under procedures established by the relevant Committee or in any Option Grant Agreement.

     (j) "Grantee" means a person who is selected by the Stock Option Committee or the Special Stock Option Committee, as applicable, to receive Stock Options and who is at that time (i) an executive officer or other key employee of the Company or any Subsidiary, (ii) an advisor or consultant to the Company or any Subsidiary, or (iii) a member of the Board.

     (k) "Incentive Stock Option" means an Option granted in accordance with
 Section 422 of the Code.

     (l) "Market Value" means last sale price as reported on any national securities exchange or automated quotation system on which the Common Stock is listed on the Date of Grant if such date is a trading day and, if such date is not a trading day, on the immediately preceding date which is a trading day.

     (m) "Nonemployee Director" means a member of the Board who is not an employee of the Company or any Subsidiary and who qualifies as a "Non-Employee Director" within the meaning of Rule 16b-3.

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     (n) "Nonqualified Stock Option" means an Option other than an Incentive
 Stock Option.

     (o) "Option Grant Agreement" means the instrument by which the Company grants an Option to a Grantee, which instrument contains the particular terms of such Option in addition to the terms set forth in the Plan.

     (p) "Option Price" means the purchase price per share payable on exercise of an Option.

     (q) "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

     (r) "Special Stock Option Committee" means a committee that at all times consists of at least two Nonemployee Directors and all of whose members qualify as "outside directors" within the meaning of Section 162(m) of the Code, appointed by the Board to grant and administer Options granted under Section 5.

     (s) "Option" means the right to purchase shares of Common Stock upon exercise of Stock option granted pursuant to Section 4, Section 5 or Section 6.

     (t) "Stock Option Committee" means the stock option committee appointed by the Board to grant and administer Options granted under Section 4.

     (u) "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, partnership, joint venture or other entity.

     (v) "10-Percent Shareholder" means any person who at the time of the grant of an Option owns capital stock of the Company possessing more than 10% of the combined voting power of all classes of capital stock of the Company.

  3. Shares Available Under Plan.  The shares of Common Stock that may be issued
     ---------------------------
under the Plan will not exceed in the aggregate 2,000,000 shares, subject to adjustment as provided in Section 9. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Any shares of Common Stock that are subject to Stock Options that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

  4. Stock Options for Grantees - Nonexempt Grants.  The Stock Option Committee
     ---------------------------------------------
may from time to time authorize Option grants to any Grantee to purchase shares of Common Stock upon such terms and conditions as such Committee may determine in accordance with the provisions

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set forth below. Grants made by the Stock Option Committee pursuant to this
Section 4 are not intended to comply with or otherwise satisfy the requirements of Rule 16b-3.

     (a) Each Option Grant Agreement shall specify the number of shares of Common Stock to which it pertains.

     (b) Each Option Grant Agreement shall specify the Option Price, which, in the case of an Incentive Stock Option, shall be not less than 100% of the Market Value per Share on the Date of Grant or, in the case of an Incentive Stock Option granted to a 10% Shareholder, not less than 110% of the Market Value per Share on the Date of Grant.

     (c) Each Option Grant Agreement shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

     (d) Each Option Grant Agreement may specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Grantee for at least six months having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, or (iii) by a combination of such methods of payment; provided, however, that the payment method described in clause (ii) shall not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. In the absence of any such specification, only the payment method in clause (i) shall be permitted. Any Option Grant Agreement may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

     (e) Each Option Grant Agreement shall specify the term of the Stock Option, which in the case of an Incentive Stock Option granted to a 10% Shareholder shall not be greater than five years and for all other Stock Options shall not be greater than ten years.

     (f) Each Option Grant Agreement shall specify the required period or periods (if any) of continuous service by the Grantee with the Company or any Subsidiary and any other conditions to be satisfied before the Stock Option or installments thereof will become exercisable, and any Option Grant Agreement may provide, or may be amended to provide for the earlier exercise of the Stock Option in the event of a Change in Control.

     (g) Each Stock Option granted pursuant to this Section 4 shall be subject to the transfer restrictions set forth in Section 8.

     (h) Each Option Grant Agreement shall be in the form of a written instrument executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer (or another officer designated by the Board of Directors or by the Stock Option Committee) and delivered to the Grantee and containing such further terms and provisions, consistent with the Plan, as the Committee may approve.

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  5. Stock Options for Grantees - Exempt Grants.  The Special Stock Option
     ------------------------------------------
Committee may from time to time authorize grants to any Grantee of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with the provisions set forth below. Grants made by the Special Stock Option Committee pursuant to this Section 5 are intended to comply with and otherwise satisfy the requirements of Rule 16b-3. To the extent that
(i) any provision of the Plan applicable to an Option granted pursuant to this
Section 5, or (ii) any act of the Board, Stock Option Committee or Special Stock Option Committee would cause such Option to fail to satisfy or comply with any requirements of Rule 16b-3, such provision or act will be deemed null and void for purposes of such Option.

     (a) Each Option Grant Agreement shall specify the number of shares of Common Stock to which it pertains.

     (b) Each Option Grant Agreement shall specify the Option Price, which, in the case of an Incentive Stock Option, shall be not less than 100% of the Market Value per Share on the Date of Grant or, in the case of an Incentive Stock Option granted to a 10% Shareholder, not less than 110% of the Market Value per Share on the Date of Grant.

     (c) Each Option Grant Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

     (d) Each Option Grant Agreement shall specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Grantee for at least six months having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, or (iii) by a combination of such methods of payment; provided, however, that the payment method described in clause (ii) shall not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. In the absence of any such specification, only the payment method in clause (i) shall be permitted. Any Option Grant Agreement may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

     (e) Each Option Grant Agreement shall specify the term of the Option, which in the case of an Incentive Stock Option granted to a 10% Shareholder shall not be greater than five years and for all other Options shall not be greater than ten years.

     (f) Each Option Grant Agreement shall specify the required period or periods (if any) of continuous service by the Grantee with the Company or any Subsidiary and any other conditions to be satisfied before the Options or installments thereof will become exercisable, and any Option Grant Agreement may provide, or may be amended to provide for the earlier exercise of the Options in the event of a Change in Control.

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     (g) Each Option granted pursuant to this Section 5 shall be subject to the transfer restrictions set forth in Section 8.

     (h) Each Option Grant Agreement shall be in the form of a written instrument executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer (or another officer designated by the Board of Directors or by the Special Stock Option Committee) and delivered to the Grantee and containing such further terms and provisions, consistent with the Plan, as the Special Stock Option Committee may approve.

 6. Options for Nonemployee Directors.
    ---------------------------------

     (a) Each current Nonemployee Director will be granted a Nonqualified Stock Option to purchase 3,000 shares of Common Stock as of the last day of each fiscal quarter, provided that such individual has served continuously as a Nonemployee Director during such quarter through the close of business on such date. Such Option grants shall commence as of the fiscal quarter-end immediately following the Commencement Date.

     (b) Each Nonemployee Director newly elected or appointed to the Board on or subsequent to the date on which the Shareholders approve this Plan will be granted a Nonqualified Stock Option, effective upon his or her initial election or other appointment to the Board, to purchase 5,000 shares of Common Stock, but issued not sooner than the Commencement Date. Consistent with paragraph 6(a), each such Nonemployee Director will also be granted an additional Nonqualified Stock Option to purchase shares of Common Stock as of the last day of each fiscal quarter following his or her Initial Option grant in accordance with paragraph (a) of this Section 6, beginning on the fiscal quarter-end immediately following the Commencement Date, provided that such individual has served continually as a Nonemployee Director during such quarter through the close of business on such date.

     (c) Each Option Grant Agreement shall specify the Option Price, which shall be equal to the Market Value on the Date of Grant. All Options granted pursuant to this Section 6 shall contain the terms and conditions set forth in paragraphs (a), (d), (e), (f), (g) and (h) of Section 4. Options granted pursuant to this Section 6 are intended to comply with and otherwise satisfy the requirements of Rule 16b-3. To the extent that (i) any provision of the Plan applicable to an Option granted pursuant to this Section 6 or (ii) any act of the Board, Stock Option Committee or Special Stock Option Committee would cause such Option to fail to satisfy or comply with any requirements of Rule 16b-3, such provision or act will be deemed null and void for purposes of such Option.

 7. Exercise of Options.
    -------------------

     (a) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Option Grant Agreement. Unless the Committee provides otherwise, vesting of Options

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 shall be tolled during any unpaid leave of absence. Options may not be exercised for a fraction of a share of Common Stock.

     (b) An Option shall be deemed exercised when the Company receives:

               (i) written or electronic notice of exercise (in accordance with the terms of the Option Grant Agreement) from the person entitled to exercise the Option, and

               (ii) full payment for the shares of Common Stock with respect to which the Option is exercised, in the form permitted by the Option Grant Agreement and the Plan.

     (c) Shares issued upon exercise of an Option shall be issued in the name of the Grantee, or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the shares of Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Stock acquired upon exercise of the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such shares of Common Stock promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 9.

     (d) Exercising an Option in any manner shall decrease the number of shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of shares as to which the Option is exercised.

     (e) If a Grantee received an Option as an employee or director of the Company and ceases to be an employee or director, as the case may be, of the Company, or if the Grantee received an Option as an advisor or consultant to the Company and ceases to be such an advisor or consultant, other than upon the Grantee's death or Disability, the Grantee may exercise his or her Option within such period of time as is specified in the Option Grant Agreement to the extent that the Option is vested on the date of termination. In the absence of a specified time in the Option Grant Agreement, the Option shall remain exercisable for three months following the Grantee's termination (but in no event later than the expiration of the term of such Option as set forth in the Option Grant Agreement). Notwithstanding the foregoing, except in the case of termination of employment in accordance with the retirement policies of the Company, if a Grantee voluntarily terminates his employment or voluntarily terminates his status as an advisor or consultant, the Grantee may not exercise his or her Option following the date of termination.

     (f) If a Grantee ceases to be an employee, director, advisor or consultant as a result of the Grantee's Disability, the Grantee may exercise his or her Option within such period of

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 time as is specified in the Option Grant Agreement to the extent the Option is vested on the date of exercise. In the absence of a specified time in the Option Grant Agreement relating to Disability, the Option shall remain exercisable and shall continue to vest for 12 months following the Grantee's termination (but in no event later than the expiration of the term of such Option as set forth in the Option Grant Agreement).

     (g) If a Grantee dies while he remains an employee, director, advisor or consultant of the Company, the Option may be exercised within such period of time as is specified in the Option Grant Agreement to the extent that the Option is vested on the date of exercise (but in no event later than the expiration of the term of such Option as set forth in the Option Grant Agreement). In the absence of a specified time in the Option Grant Agreement, the Option shall remain exercisable and shall continue to vest for 12 months following the Grantee's death. The Option may be exercised by the executor or administrator of the Grantee's estate or, if none, by the person(s) entitled to exercise the Option under the Grantee's Will or the laws of descent and distribution.

     (h) The Committee may at any time offer to buy out, for a payment in cash or shares of Common Stock, an Option previously granted based on such terms and conditions as the Committee shall establish and communicate to the Grantee at the time that such offer is made.

  8. Transferability.  Except as otherwise expressly provided in the Option
     ---------------
Grant Agreement, or in any amendment to such agreement, no Option will be transferable by a Grantee other than by will or the laws of descent and distribution, and during the lifetime of the Grantee may be exercised only by the Grantee.

  9. Adjustments.  The Board or the Stock Option Committee, with respect to
     -----------
Options granted under Section 4, and the Board or the Special Stock Option Committee, with respect to Options granted under Section 5, shall make or provide for such adjustments in the maximum number of shares of Common Stock specified in Section 3, in the number of shares of Common Stock covered by outstanding Options granted hereunder, in the Option exercise price applicable to any such Options or in the kind of shares covered thereby (including shares of another issuer), as the Board or such Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Grantees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments may be eliminated.

  10. Withholding of Taxes.  To the extent that the Company is required to
      --------------------
withhold federal, state, local or foreign taxes in connection with any benefit realized by a Grantee under the Plan, or is requested by any Grantee to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to

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the realization of such benefit that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Stock Option Committee with respect to Options granted under Section 4, or by the Special Stock Option Committee with respect to Options granted under Section 5, a Grantee may elect to have any withholding obligation of the Company satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to any Option a number of shares with an aggregate Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Grantee with an aggregate Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

 11. Administration of the Plan.
     --------------------------

     (a) The Plan will be administered by the Stock Option Committee with respect to Options granted under Section 4 and by the Special Stock Option Committee with respect to Options granted under Section 5. For purposes of any action taken by either Committee, a majority of the members of that Committee will constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of such Committee. The Board of Directors as a whole shall administer the Plan with respect to Options granted under Section 6.

     (b) Subject to the allocation of administrative responsibilities set forth in Section 11(a), the Stock Option Committee and the Special Stock Option Committee have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of an Option. The interpretation and construction by the Stock Option Committee, the Special Stock Option Committee or the Board of Directors, as applicable, of any such provision and any determination by the respective Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board or of either Committee will be liable for any such action or determination made in good faith.

     (c) Notwithstanding the provisions of Section 11(b), if any authority, discretion or responsibility granted to the Special Stock Option Committee under the Plan would, if exercised or discharged by the Special Stock Option Committee, cause the provisions of Section 5 or any Option granted under
 Section 5 to fail to satisfy the requirements of Rule 16b-3, such authority, discretion or responsibility may be exercised by the Board to the same extent and with the same effect as if exercised by the Special Stock Option Committee; provided, however, that such act of the Board will not cause the provisions of
 Section 5 or any Option granted under Section 5 to fail to satisfy the requirements of Rule 16b-3 or cause any member of the Special Stock Option Committee to cease to be a Nonemployee Director for purposes of Rule 16b-3.

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 12. Amendments, Etc.
     ---------------

     (a) The Stock Option Committee, or the Special Stock Option Committee, as applicable, or the Board of Directors as to grants under Section 6, may, without the consent of the Grantee, amend any agreement evidencing an Option granted under the Plan, or otherwise take action, to accelerate the time or times at which the Option may be exercised, to extend the expiration date of such Option, to waive any other condition or restriction applicable to such Grantee or to the exercise of such Option, to reduce the exercise price of such Option, to amend the definition of a Change in Control to expand the events that would constitute a Change in Control, even if such definition may be different from that contained in the Plan, and may amend any such agreement in any other respect with the consent of the Grantee.

     (b) The Plan may be amended from time to time by the Stock Option Committee or the Board but may not be amended without further approval by the shareholders of the Company if such Plan amendment would result in any grant or other transaction with respect to Options under Section 5 no longer satisfying the requirements of Rule 16b-3. Notwithstanding the foregoing, the provisions of Section 6 that designate Nonemployee Directors eligible to receive Options and specify the amount, Option Price and timing of Option grants may be amended only by the Board and may be amended no more than once every six months except to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16
  ----
 of the Act are amended or supplemented, in either event to permit the Company to remove or lessen any restrictions on or with respect to Options, the Board of Directors reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Options then outstanding will be subject to such amendment.

     (c) The Plan may be terminated at any time by action of the Board, but in any event will terminate on the tenth anniversary of the effective date of the Plan. The termination of the Plan will not adversely affect the terms of any outstanding Option.

     (d) The Plan will not confer upon any Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Grantee's employment or other service at any time.

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     (e) The Plan shall be governed by and construed in accordance with the internal laws of the State of Georgia.

                                        AMERICAN SOFTWARE, INC.


                                        By:
                                           ----------------------------
                                           Secretary

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